Exhibit 10.2

August 21, 2022

Thomas Kim

Re:Separation Agreement

Dear Thomas:

This letter follows our recent discussions relating to your resignation from your employment with Enfusion, Inc. and its affiliates (the “Company”). The last date of your employment is August 21, 2022 (the “Separation Date”). The Company’s Board of Directors (the “Board”) appreciates your contributions as well as your professionalism, including with respect to this process. With that in mind we are proposing an arrangement that will allow you to receive severance pay and benefits provided you enter into and comply with this separation agreement (the “Agreement”).

As set forth in your Employment Agreement dated February 1, 2021 (the “Employment Agreement”), the Board has discretion with respect to severance in connection with the ending of your employment. This Agreement offers a separation package that is consistent with the severance amount contemplated in the Employment Agreement.

Once effective, this Agreement shall be in lieu of and fully supersede the Employment Agreement except that Sections 11 (Confidential Information and Confidentiality), 12 (Company Property), 13 (Intellectual Property), and 14 (Restrictive Covenants), of the Employment Agreement shall be in full force and effect (the “Preserved Provisions”); provided however that Section 14 shall be amended as provided in Section 4(b) below.

In the interest of clarity, regardless of whether you enter into this Agreement:

•	Your employment shall end on the Separation Date.
•	The Company shall pay you any earned but unpaid base salary through the Separation Date.
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Your eligibility to participate in the Company’s group healthcare insurance plan will cease on August 31, 2022, after which you will be able to continue group healthcare insurance coverage under the law known as “COBRA”, subject to eligibility requirements. You will be provided with information regarding COBRA under separate cover. Your eligibility to participate in the Company’s other employee benefit plans and programs ceases on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs. Please contact Bronwen Bastone with any questions relating to your benefits.

•	The Company will reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Separation Date, after the

Company’s timely receipt of appropriate documentation and pursuant to the Company’s business expense reimbursement policy.

•

The document titled Termination of Change in Control Bonus Plan between you and the Company dated October 29, 2021 (the “Bonus Plan Termination Letter”), together with the Restricted Stock Unit Award Agreement between you and the Company dated October 20, 2021 and the Enfusion, Inc. 2021 Stock Option and Incentive Plan are referred to herein as the “Equity Documents”.

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As described in the Bonus Plan Termination Letter, as a result of the termination of the Enfusion Ltd. LLC Amended and Restated Change in Control Bonus Plan, you are fully vested in the right to receive 2,198,529 shares of the Company’s Class A common stock.

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Your “service relationship” for purposes of vesting in any outstanding, unvested equity awards ends on the Separation Date. Pursuant to the terms of the Equity Documents all unvested restricted stock units that you hold will terminate as of the Separation Date. For the avoidance of doubt, you will not have any vested restricted stock units as of the Separation Date.

•

You must immediately return to the Company all Company property (including, without limitation, computer equipment, laptop, software, keys and access cards, credit cards and files) and all copies of Confidential Information (as defined in the Employment Agreement) in your possession or control without alteration or deletion.

•	Except as otherwise provided herein, the Preserved Provisions of the Employment Agreement will be in full force and effect following the Separation Date.

In addition, by entering into this Agreement you and the Company agree that the following provisions will apply:

1.	Ending of Service Relationship and Associated Resignations

Your employment with the Company will end on the Separation Date, and you will be deemed to have resigned from the Board and all officer and board positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the Separation Date. You agree to execute any documents as may be requested to confirm or effectuate any such resignations.

2.	Severance Benefits

If you enter into and comply with this Agreement, including the Continuing Obligations, the Company will pay you:

(a)Severance Pay. The Company shall pay you a lump sum severance payment equal to six months of your final base salary (the “Severance Pay”). Severance Pay shall be subject to tax-related deductions and withholdings and shall be made on the Company’s first practicable payroll date after the Effective Date of this Agreement, as defined below.

(b)Health Benefits. Provided you elect COBRA continuation coverage, then the Company shall pay you a lump sum cash payment in an amount equal to the COBRA premiums for six (6) months for you and your eligible dependents for the same level of group healthcare coverage as in effect for you on the Separation Date. The lump sum payment shall be made on the Company’s first practicable payroll date after the Effective Date of this Agreement, as defined below.

3.	General Release of Your Claims

In consideration for, among other terms, the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and separation from employment with the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
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of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, New York State Human Rights Law, the New York City Human Rights Law, the Connecticut Fair Employment Practices Act, and the Illinois Human Rights Act,);

•	under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act or the Family and Medical Leave Act);
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the New York Labor Law, or otherwise; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect any rights you may have under this Agreement, nor release any claims with respect to any rights you may have as to indemnification from any of the Releasees or that cannot be released as a matter of law.

You acknowledge and agree that except as set forth in this Agreement, you are not owed any further compensation from the Company, including, without limitation, any incentive compensation. You acknowledge and agree that as of the Company’s most recent payroll payment of salary or wages to you, you were fully paid for all salary or wages then due to you.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

4.	Continuing Obligations

(a) Subject to Section 4(b), you reaffirm the Preserved Provisions (including your obligations to protect the Company’s confidential information, return Company property and prohibitions on competition and solicitation), as well as any other confidentiality, assignment of inventions, restrictive covenant, or other ongoing obligations you have to the Company, the terms of which are incorporated by refence herein (collectively with Sections 5 of this Agreement, the “Continuing Obligations”).

(b)The one year period in Section 14(b) of the Employment Agreement Non-Solicitation of Enfusion’s Employees and in Section 14(c) of the Employment Agreement, Non-solicitation of Enfusion’s Clients is hereby reduced to six months. The term “Restricted Period” in Section 1(d) of the Employment Agreement, Non-compete, is hereby reduced to six months.

5.	Non-disparagement

(a)Subject to Section 6 of this Agreement, you agree to take no actions and make no statements, written or oral, that are disparaging about the Company or any of its affiliates, its or their current or former employees, directors, officers or agents (such, persons are referred to as the “Company Parties”), or its or their products or services. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

(b)Subject to Section 6 of this Agreement, the Company agrees to instruct members of its Board and executive leadership team to take no actions and make no statements, written or oral, that are disparaging about you. These non-disparagement obligations shall not in any way affect any obligation to testify truthfully in any legal proceeding.

6.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits any person’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits any person’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this

Agreement limits any right any person may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

7.	Press Release

The parties agree that the Company will issue the press release attached hereto as Exhibit A.

8.	Other Provisions

(a)Termination of Payments. If you breach any of your obligations under this Agreement (including any of your Continuing Obligations), then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you under this Agreement and/or to seek recovery of any previously paid payments.

(b)Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as set forth in this Agreement.

(c)Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Continuing Obligations) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(e)Jurisdiction. You and the Company hereby agree that the state and federal courts in the State of New York shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(f)Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations. You further agree that money damages would be an inadequate remedy for any breach of the Continuing Obligations. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(g)Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of New York without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(h)Entire Agreement. This Agreement, together with the Continuing Obligations and the Equity Documents, constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company.

(i)Time for Consideration; Effective Date. To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement to Bronwen Bastone, Chief People Officer. This Agreement shall become effective on the date that it is fully executed (the “Effective Date”).

(j)Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

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Please indicate your agreement to the terms of this Agreement by signing and returning the original or a PDF copy of the Agreement within the time period set forth above.

We wish you the best in your future endeavors.

Very truly yours,

ENFUSION, INC.

By:	/s/ Kathleen DeRose	August 21, 2022
Name:	Kathleen DeRose	Date
Title:	Interim Chair of the Board of Directors

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Thomas Kim	August 21, 2022
Thomas Kim	Date

EXHIBIT A

Press Release